Exhibit 99.1
Contact:
Jim Goff, InterMune, Inc., 415-466-2228, jgoff@intermune.com
INTERMUNE ANNOUNCES PROPOSED PUBLIC OFFERING
OF COMMON STOCK
BRISBANE, Calif., September 18, 2007 — InterMune, Inc. (Nasdaq: ITMN) today announced that it plans to offer, subject to market and other conditions, 3,000,000 shares of its common stock in an underwritten public offering. The Company expects to grant the underwriters a 30-day option to purchase up to an additional 450,000 shares of common stock in connection with the offering. All of the shares in the offering will be sold by InterMune.
Goldman, Sachs & Co. is acting as the sole book-running manager of the offering. Deutsche Bank Securities Inc. will act as co-lead manager and CIBC World Markets Corp. will act as co-manager of the offering.
These shares will be issued pursuant to an effective shelf registration statement. This press release does not constitute an offer to sell or a solicitation of an offer to buy nor will there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. Any offer, if at all, will be made only by means of a prospectus, including a prospectus supplement, forming a part of the effective registration statement. Printed copies of the preliminary prospectus supplement and base prospectus relating to the offering may be obtained, when available, from Goldman, Sachs & Co. (Attn: Prospectus Department, 85 Broad Street, New York, New York 10004, Fax: 212-902-9316 or Email at prospectus-ny@ny.email.gs.com). InterMune intends to file a prospectus supplement relating to the offering with the SEC, which will be available along with the base prospectus filed with the SEC in connection with the shelf registration, on the SEC’s website at http://www.sec.gov/.

About InterMune
InterMune is a biotechnology company focused on the research, development and commercialization of innovative therapies in pulmonology and hepatology.
Forward-Looking Statements
This press release contains forward-looking statements, including statements relating to InterMune’s expectations regarding the completion, timing and size of the proposed public offering. These statements are subject to significant risks and uncertainties, actual results could differ materially from those projected and the Company cautions investors not to place undue reliance on the forward-looking statements contained in this release. These risks and uncertainties include, without limitation, risks and uncertainties related to market conditions and satisfaction of customary closing conditions related to the public offering. There can be no assurance that InterMune will be able to complete the public offering on the anticipated terms, or at all. If the Company is unable to raise additional capital when required or on acceptable terms, it may have to significantly delay, scale back or discontinue one or more of its drug development or discovery research programs. Additional risks and uncertainties relating to InterMune and its business can be found in the “Risk Factors” section of InterMune’s Form 10-K for the year ended December 31, 2006 filed with the SEC on March 30, 2007 (the “Form 10-K”), in other periodic reports filed with the SEC and in the Prospectus Supplement related to the proposed offering to be filed with the SEC. InterMune undertakes no duty or obligation to update any forward-looking statements contained in this release as a result of new information, future events or changes in InterMune’s expectations.
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